Exhibit 4.1

SECOND AMENDMENT TO

AMENDED AND RESTATED CREDIT AGREEMENT

This SECOND AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) is entered into as of December 29, 2004 (the “Effective Date”) by and among Park-Ohio Industries, Inc., an Ohio corporation (the “Company”), the other Loan Parties (as defined in the Credit Agreement (as defined below)), the Lenders (as defined in the Credit Agreement), and JPMorgan Chase Bank, N.A. (successor by merger to Bank One, NA), a national banking association (the “Agent”).

WHEREAS, the Company, the other Loan Parties, the Lenders, and the Agent entered into a certain Amended and Restated Credit Agreement dated as of November 5, 2003, as amended by that certain First Amendment to Amended and Restated Credit Agreement dated as of September 30, 2004 (as amended, and as may from time to time be further amended, restated, modified, or supplemented, the “Credit Agreement”);

WHEREAS, the Company, the other Loan Parties, the Lenders, and the Agent have agreed to amend the Credit Agreement as set forth herein; and

WHEREAS, the defined terms used but not defined herein shall have the meanings ascribed to such terms in the Credit Agreement;

NOW, THEREFORE, for valuable consideration received to their mutual satisfaction, the parties hereby agree as follows:

1. Amendment to Article I. (a) Revised Definitions. The definitions of “Aggregate Commitment” “Borrowing Base,” “Capex Advance Period,” “Capex Borrowing Base,” “Facility Termination Date,” “Fixed Asset Borrowing Base,” “Fixed Charge Coverage Ratio Condition” and “Indenture” in Article I of the Credit Agreement are hereby deleted in their entirety and replaced with the following:

“Aggregate Commitment” means the amount of $200,000,000, as reduced from time to time pursuant to the terms hereof.

“Borrowing Base” means, at any time, with respect to the Domestic Borrower and the Domestic Loan Parties, the sum of (a) up to 85% of such Loan Parties’ Eligible Accounts at such time, plus (b) the least of (i) up to 65% of such Loan Parties’ Eligible Inventory, valued at the lower of cost or market value, determined on a first-in first-out basis, at such time, (ii) (A) 85% multiplied by (B) the Orderly Liquidation Percentage multiplied by (C) the value of such Loan Party’s Inventory, or (iii) $125,000,000 plus (c) the Capex Borrowing Base, plus (d) the Fixed Asset Borrowing Base, minus (e) Reserves related to such Domestic Loan Parties. The Agent may, in its Permitted Discretion, reduce the advance rates set forth above or reduce one or more of the other elements used in computing the Domestic Borrowing Base.

“Capex Advance Period” means that period of time from the date of this Agreement until the earlier of (i) the date the Capex Borrowing Base first equals $20,000,000 or (ii) December 31, 2008.

“Capex Borrowing Base” means (a) during the Capex Advance Period, the lesser of (i) $20,000,000 and (ii) 80% of the Invoice Value of all Capital Expenditures requested by the Domestic Borrower as part of the Capex Borrowing Base to be incurred by the Loan Parties; and (b) after the Capex Advance Period, an amount equal to the Capex Borrowing Base on the last day of the Capex Advance Period; provided that the Capex Borrowing Base shall be reduced on the first day of each Fiscal Quarter by an amount equal to 1/20th of the Capex Borrowing Base as of the last day of the Fiscal Year preceding such Fiscal Quarter.

“Facility Termination Date” means December 31, 2010 or any earlier date on which the Aggregate Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.

“Fixed Asset Borrowing Base” means, from the Closing Date until September 30, 2003, $25,000,000, which amount shall be reduced by $892,857.15 on the first day of each Fiscal Quarter beginning with October 1, 2003; provided that if 80% of the net orderly liquidation value of the Loan Parties’ machinery and equipment (acquired as part of Amcast acquisition), as determined by an appraisal received by the Agent on or before March 31, 2005, equals or exceeds $5,000,000, the “Fixed Asset Borrowing Base” shall increase to $25,000,000 on such date, which amount shall be reduced by $892,857.15 on the first day of each Fiscal Quarter following the receipt of such appraisal.

“Fixed Charge Coverage Ratio Condition” means any time that the Domestic Borrower’s Consolidated Fixed Charge Coverage Ratio (as defined in the Indenture) is less than 2.00 to 1.00, as calculated in accordance with the terms and conditions of the Indenture.

“Indenture” means that certain Indenture dated as of November 30, 2004, between the Domestic Borrower, each of the guarantors party thereto, and Wells Fargo Bank, N.A., as Trustee, pursuant to which the Senior Subordinated Notes were issued to the Senior Subordinated Noteholders, as the same may, with the prior written consent of the Agent and the Required Lenders, be from time to time amended, restated or otherwise modified.

(b) Deleted Definitions. The definitions of “Certified Acquisition Amount,” “Indenture Certificate,” and “Reserved Commitment Amount” in Article I of the Credit Agreement are hereby deleted in their entirety. To the extent that any other provision in the Credit Agreement contains any such defined term, such reference shall be of no further force and effect and that provision shall read as if such reference was not contained therein.

2. Amendment to Section 2.1.1. Section 2.1.1(a) of the Credit Agreement is hereby amended by deleting the second paragraph therein in its entirety.

3. Amendment to Section 2.15. Section 2.15(f) of the Credit Agreement is hereby amended by deleting it in its entirety.

4. Amendment to Section 2.24. Section 2.24 of the Credit Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

2.24 Fixed Charge Coverage Ratio Condition.

(a) The Domestic Borrower shall provide immediate written notice to the Agent and the Lenders at any time that the Fixed Charge Coverage Ratio Condition exists or, within the next three months, is reasonably likely to exist. During any Fixed Charge Condition Period, in addition to the other requirements and conditions set forth in this Agreement, the Borrower shall (i) not request any Loan or Facility LC, and the Lenders or the Agent shall not be obligated to make any Loan and the LC Issuer shall not be obligated to issue any Facility LC on behalf of the Lenders, unless the proceeds of such Loan or the purpose of the Facility LC transaction and all other Indebtedness incurred hereunder shall constitute Permitted Debt (as defined in the Indenture) and (ii) certify that any loan made or Facility LC issued constitute Permitted Debt (as defined in the Indenture) on each Borrowing Base Certificate and Borrowing Base Report submitted to the Agent.

(b) Notwithstanding anything in this Section 2.24 or elsewhere in this Agreement to the contrary, if, at any time, the Agent, in its sole discretion, shall be unable to agree with the Domestic Borrower that any Loan made or Facility LC issued, or requested to be made or issued, during the Fixed Charge Condition Period constitutes Permitted Debt (as defined in the Indenture), then the Lenders shall not be obligated to make any Loan and the Agent shall not be obligated to issue any Facility LC until such time as any uncertainty is resolved in a manner reasonably satisfactory to the Agent.

5. Amendment to Section 2.25. Section 2.25 of the Credit Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

2.25. Designated Senior Debt. The Agent, Lenders and the LC Issuer hereby designate all Indebtedness and all other obligations now or hereafter incurred or otherwise outstanding under any Loan Document to be “Designated Senior Debt” as set forth and defined in the Indenture.

6. Amendment to Section 5.31. Sections 5.31 (b), (c) and (d) of the Credit Agreement is hereby amended by deleting such Sections in their entirety and replacing them with the following:

(b) no Loan Party or any of its Subsidiaries has incurred any Designated Senior Debt (as defined in the Indenture) other than the Secured Obligations; (c) no Loan Party or any of its Subsidiaries has incurred (as defined in the Indenture) either prior to or after the granting of any Loan, any Indebtedness (as defined in the Indenture) in violation of Section 4.09 (Incurrence of Indebtedness and Issuance of Preferred Stock) of the Indenture; and (d) all of the Secured Obligations constitutes both Senior Debt (as defined in the Indenture) and Designated Senior Debt (as defined in the Indenture).

7. Amendment to Section 5.32. Section 5.32 of the Credit Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

5.32 Permitted Indebtedness. The Secured Obligations, including any Canadian Advance or UK Advance, constitute indebtedness permitted under the terms of the Indenture and, during any Fixed Charge Condition Period, constitute Permitted Debt (as defined in the Indenture).

8. Amendment to Section 6.15. Section 6.15(a) of the Credit Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

(a) No Loan Party will declare or pay any dividends or make any distributions on its Capital Stock (other than dividends or distributions permitted under the Indenture and those payable in its own common stock) or redeem, repurchase or otherwise acquire or retire any of its Capital Stock at any time outstanding, except that, if no Default or Unmatured Default has occurred or is continuing or would result after giving effect to such payment, (i) any Subsidiary may declare and pay dividends or make distributions to a Loan Party or to a Wholly-Owned Subsidiary and (ii) the Domestic Borrower may declare and pay dividends or make distributions to the Parent in an aggregate amount not to exceed $750,000 in any Fiscal Year; and (iii) the Domestic Borrower may declare and pay additional dividends or make additional distributions to the Parent as long as (A) prior to and after giving effect to such dividend or distribution, Availability equals or exceeds $35,000,000 and (B) the Debt Service Coverage Ratio, determined as of the end of the most-recently completed Fiscal Quarter prior to the payment date of any such dividend or distribution, for the then most-recently completed four Fiscal Quarters, is not less than 1.25 to 1.00, the permitted amount of such dividends and distributions shall be unlimited.

9. Amendment to Section 6.16. Section 6.16(c) of the Credit Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

(c) purchase money Indebtedness or Capitalized Lease Obligations or Indebtedness incurred in connection with the purchase of any Equipment; provided that, the amount of such purchase money Indebtedness and Capitalized Lease Obligations shall be limited to an amount not in excess of the purchase price of such Equipment and the aggregate of all such purchase money Indebtedness and Capitalized Lease Obligations incurred in any Fiscal Year shall not exceed $8,000,000;

10. Amendment to Section 6.16. Section 6.16(e)(vii) of the Credit Agreement is hereby amended by deleting the text “Permitted Indebtedness” therein and replacing it with the text “Permitted Debt.”

11. Amendment to Section 6.16. Section 6.16(h) and (i) of the Credit Agreement are hereby amended by deleting such Sections in their entirety and replacing them with the following:

(h) the Subordinated Indebtedness of the Domestic Borrower incurred under the Senior Subordinated Notes in an aggregate original principal amount not to exceed $210,000,000, provided that such Subordinated Indebtedness may not be renewed, extended or increased;

(i) other unsecured Indebtedness in an amount, for the Domestic Borrower and all of its Subsidiaries, not in excess of $2,000,000.

12. Amendment to Section 6.20. Sections 6.20(d)(vii), (viii) and (ix) of the Credit Agreement are hereby amended by deleting them in their entirety and replacing them with the following:

(vii) other Investments in Subsidiaries of a Loan Party not to exceed $10,000,000 in the aggregate during the term of this Agreement;

(viii) other Investments not to exceed $5,000,000 in the aggregate during the term of this Agreement; and

(ix) Acquisitions not to exceed $1,000,000 each and an aggregate amount not to exceed $5,000,000 during any four (4) consecutive Fiscal Quarters, unless the Domestic Borrower receives prior written consent from the Agent; provided that, if (A) prior to and after giving effect to such Acquisition, Availability equals or exceeds $35,000,000 and (B) the Debt Service Coverage Ratio, determined as of the most-recently completed Fiscal Quarter prior to the date of such Acquisition, for the then most-recently completed four (4) Fiscal Quarters, is no less than 1.25 to 1.00, there shall be no limitation on Acquisitions under this Section 6.20(d)(ix).

13. Amendment to Section 6.25. Section 6.25(a) of the Credit Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

No Loan Party shall, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness prior to its scheduled maturity, other than (i) the Obligations; (ii) Indebtedness secured by a Permitted Lien if the asset securing such Indebtedness has been sold or otherwise disposed of in accordance with Section 6.19; (iii) Indebtedness permitted by Section 6.16(d) upon any refinancing thereof in accordance therewith; (iv) Indebtedness permitted by Section 6.16(e); and (v) if (A) prior to and after giving effect to any such payment Availability equals or exceeds $35,000,000 and (B) the Debt Service Coverage Ratio, determined as of the most-recently completed Fiscal Quarter prior to the date of such payment, for the then most-recently completed four (4) Fiscal Quarters, is no less than 1.25 to 1.00, any other Indebtedness.

14. Amendment to Section 6.28. Section 6.28 of the Credit Agreement shall be amended by deleting such Section in its entirety and replacing it with the following:

6.28 [Reserved].

15. Amendment to Article VII. Article VII, Section (v) of the Credit Agreement shall be amended by deleting the text “Designated Senior Indebtedness” therein and replacing it with the text “Designated Senior Debt.”

16. Amendment to Section 9.6. Section 9.6(a)(i) of the Credit Agreement is hereby amended by adding the following parenthetical to the end of such subsection:

(provided, however, that if, during the period comprised of the 12 Fiscal Months immediately prior to the scheduled commencement of the first field exam in any Fiscal Year, Availability is not less than $25,000,000 for 3 consecutive Business Days or any 5 Business Days in any of such Fiscal Months, the Agent shall only conduct that one field exam during such Fiscal Year);

17. Amendment to Section 10.4. Section 10.4 of the Credit Agreement is hereby amended by deleting the text (i) “Designated Senior Indebtedness” therein and replacing it with the text “Designated Senior Debt” and (ii) “Senior Indebtedness” therein and replacing it with the text “Senior Debt.”

18. Amendment to Section 15.1. Section 15.1 of the Credit Agreement is hereby amended by deleting the second to last sentence beginning with the text “Anything in this Agreement or” contained therein.

19. Amendment to Section 16.2. Section 16.2 of the Credit Agreement is hereby amended by deleting the second to last sentence beginning with the text “Notwithstanding any provision of the foregoing Section 16.2” contained therein.

20. Amendment to the First Amended Commitment Schedule. The First Amended Commitment Schedule attached to the Credit Agreement is hereby amended by deleting it in its entirety and replacing it with the Commitment Schedule attached hereto and titled “Second Amended Commitment Schedule”.

21. Amendment to the Pricing Schedule. The Pricing Schedule attached to the Credit Agreement is hereby amended by deleting it in its entirety and replacing it with the Pricing Schedule attached hereto and titled “First Amended Pricing Schedule”.

22. Amendment to Exhibit F. Part 6 of Exhibit F of the Credit Agreement is hereby amended by deleting the text “Designated Senior Indebtedness” therein and replacing it with the text “Designated Senior Debt.”

23. Amendment to Exhibit I. Exhibit I of the Credit Agreement is hereby amended by deleting it in its entirety. Notwithstanding anything contained in the Credit Agreement to the contrary, the Borrower shall not be required to deliver Exhibit I after the effective date of this Amendment.

24. Condition to Close. This Amendment shall not become effective unless the Borrower shall have delivered to the Agent and the Lenders evidence that it provided notice to the Trustee that the Indebtedness under the Loan Documents is “Designated Senior Debt” under the Indenture.

25. Representations and Warranties. Each Loan Party represents and warrants to the Agent and the Lenders that (a) it has the power and authority and legal right to execute and deliver this Amendment, (b) the execution and delivery by such Loan Party of this Amendment, and the performance of its obligations hereunder, have been duly authorized by proper proceedings, and (c) this Amendment constitutes a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and except as the same may be subject to general principles of equity.

26. Waiver of 2004 Inventory Appraisal. Pursuant to the provisions of Section 6.10 of the Credit Agreement, once every Fiscal Year, the Company and the other Loan Parties are required to provide the Agent with appraisals of their Inventory. The Company has requested that the Agent, on behalf of the Lenders, waive the requirement for this appraisal for the 2004 Fiscal Year. The Lenders are willing accommodate the Company’s request and hereby waive such requirement for the 2004 Fiscal Year. This waiver shall not apply to any other appraisals required to be delivered pursuant to the terms of the Credit Agreement.

27. General Terms. This Amendment shall be effective as of the Effective Date. Except as specifically amended herein, directly or be reference, all of the terms and conditions set forth in the Credit Agreement are confirmed and ratified, and shall remain as originally written. This Amendment shall be construed in accordance with the laws of the State of Ohio, without regard to principles of conflicts of laws. The Credit Agreement and all other Loan Documents shall remain in full force and effect in all respects as if the unpaid balance of the principal outstanding, together with interest accrued thereon, had originally been payable and secured as provided for therein, as amended from time to time as modified by this Amendment. Nothing herein shall affect or impair any rights and powers which the Company, and Loan Party, and Lender or the Agent may have under the Credit Agreement and any and all other Loan Documents.

28. No Effect. The parties hereto agree that this Amendment shall in no manner affect or impair the liens and security interests evidenced by the Credit Agreement and/or any other instruments evidencing, securing or related to the Obligations.

29. Consideration. As consideration for this Amendment, the Company shall pay to the Agent, for the benefit of the Lenders, an amendment fee in the amount of $200,000. The Company hereby further agrees to reimburse the Agent for any and all out-of-pocket costs, fees and expenses incurred in connection with this Amendment, including, without limitation, attorney’s fees.

30. Counterparts; Facsimile Signatures; Headings. This Amendment may be executed in counterparts and all such counterparts shall constitute one agreement binding on all parties, notwithstanding that the parties are not signatories to the same counterpart. The parties may execute this Amendment by facsimile, and all such facsimile signatures shall have the same force and effect as manual signatures delivered in person. Headings and footers in this Amendment are for convenience of reference only and shall not govern the interpretation of any of the provisions of this Amendment.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Company, the other Loan Parties, the Lenders and the Agent have executed this Agreement as of the date first above written.

DOMESTIC BORROWER:

PARK-OHIO INDUSTRIES, INC.

By: Robert D. Vilsack
Name: Robert D. Vilsack
Title: Secretary

CANADIAN BORROWER:

RB&W CORPORATION OF CANADA

By: Robert D. Vilsack
Name: Robert D. Vilsack

Title: Vice President

UK BORROWERS:

AJAX TOCCO INTERNATIONAL
LIMITED

By: Robert D. Vilsack
Name: Robert D. Vilsack
Title: Vice President

INTEGRATED LOGISTICS SOLUTIONS LIMITED

By: Robert D. Vilsack
Name: Robert D. Vilsack

Title: Vice President

DOMESTIC SUBSIDIARIES:

THE AJAX MANUFACTURING COMPANY	PARK AVENUE TRAVEL LTD.

AJAX TOCCO MAGNETHERMIC CORPORATION	PARK-OHIO FORGED & MACHINED PRODUCTS LLC

ATBD, INC.	PARK-OHIO PRODUCTS, INC.

BLUE FALCON TRAVEL, INC.	PHARMACEUTICAL LOGISTICS INC.

THE CLANCY BING COMPANY	PHARMACY WHOLESALE LOGISTICS, INC.

CONTROL TRANSFORMER, INC.	PMC INDUSTRIES CORP.

DONEGAL BAY LTD.	PMC-COLINET, INC.

FECO, INC.	P-O REALTY LLC

FORGING PARTS & MACHINING COMPANY	POVI L.L.C.

GATEWAY INDUSTRIAL SUPPLY LLC	PRECISION MACHINING CONNECTION LLC

GENERAL ALUMINUM MFG. COMPANY LLC	RB&W LTD.

ILS TECHNOLOGY LLC	RB&W MANUFACTURING LLC

INTEGRATED HOLDING COMPANY	RED BIRD, INC.

INTEGRATED LOGISTICS HOLDING COMPANY	SOUTHWEST STEEL PROCESSING LLC

INTEGRATED LOGISTICS SOLUTIONS, INC.	SUMMERSPACE, INC.

INTEGRATED LOGISTICS SOLUTIONS LLC	TOCCO, INC.

LALLEGRO, INC.	TRICKERATION, INC.

LEWIS & PARK SCREW & BOLT COMPANY	WB&R ACQUISITION COMPANY, INC.

By: Robert D. Vilsack
Name: Robert D. Vilsack

Title: Vice President

CANADIAN SUBSIDIARIES:

AJAX TOCCO MAGNETHERMIC CANADA LIMITED

By: Robert D. Vilsack
Name: Robert D. Vilsack
Title: Vice President

INTEGRATED LOGISTICS COMPANY OF CANADA

By: Robert D. Vilsack
Name: Robert D. Vilsack
Title: Vice President

RB&W LOGISTICS CANADA, INC. / LOGISTIQUE RB&W CANADA, INC.

By: Robert D. Vilsack
Name: Robert D. Vilsack
Title: Vice President

LENDERS:

JPMORGAN CHASE BANK, N.A.
Individually, as the Agent, a Lender,
and LC Issuer

By: Linda Skinner
Name: Linda Skinner
Title: Vice President

KEYBANK NATIONAL ASSOCIATION
as Syndication Agent

By: John P. Dunn
Name: John P. Dunn
Title: Vice President

CITIZENS BANK OF PENNSYLVANIA
as a Lender

By: Paul A. Rebholz
Name: Paul A. Rebholz
Title: Vice President

U.S. BANK NATIONAL ASSOCIATION
as a Lender

By: Jeffery A. Kessler
Name: Jeffery A. Kessler
Title: Vice President

PNC BUSINESS CREDIT
as a Lender

By: Douglas Hoffman
Name: Douglas Hoffman
Title: Vice President

HARRIS TRUST & SAVINGS BANK
as a Lender

By: Thomas G. Karle
Name: Thomas G. Karle
Title: Vice President

FIFTH THIRD BANK
as a Lender

By: James P. Byrnes
Name: James P. Byrnes
Title: Vice President

THE PROVIDENT BANK
as a Lender

By: Paul R. Schubert
Name: Paul R. Schubert
Title: Vice President

SECOND AMENDED COMMITMENT SCHEDULE

				Canadian
		Commitment	UK Sub- Commitment	Sub-Commitment of
Lender	Domestic Commitment	Percentage	Of UK Lenders*	Canadian Lenders*
Bank One, NA	$37,878,780	18.93939%	10,000,000	12,000,000
KeyBank National Association	$37,878,780	18.93939%
U.S. Bank National Association	$30,303,040	15.15152%
Citizens Bank of Pennsylvania	$24,242,420	12.12121%
PNC Business Credit	$24,242,420	12.12121%
Harris Trust & Savings Bank	$18,181,800	9.09090%
Fifth Third Bank	$18,181,800	9.09090%
The Provident Bank	$9,090,900	4.54545%
Aggregate Commitment	$199,999,940	100%	$10,000,000	$12,000,000

*The UK Sub-Commitment and Canadian Sub-Commitment are Sub-Commitments of the Domestic Commitment and not separate Commitments.

FIRST AMENDED PRICING SCHEDULE

		APPLICABLE MARGIN			APPLICABLE FEE
					RATE
		EURODOLLAR
		MARGIN
		Relating To
		Domestic
		Revolving
		Loans other	ABR	EURODOLLAR
	Debt Service	than for	Margin	MARGIN
	Coverage Ratio	Fixed Asset	applicable to	applicable to fixed
	(trailing 4	and Capex	floating rate	asset and capex	UNUSED
LEVEL	quarters)	Advances	loans	advances	COMMITMENT FEE
7	=1.25 to 1.00	2.25%	0%	2.50%	0.25%
6	>1.25 to 1.00 but	2.00%	0%	2.25%	0.25%
	=1.50 to 1.00
5	>1.50 to 1.00 but	1.75%	0%	2.00%	0.25%
	=1.70 to 1.00
4	>1.70 to 1.00 but	1.50%	0%	1.75%	0.25%
	= 1.90 to 1.00
3	>1.90 to 1.00 but	1.25%	0%	1.50%	0.25%
	= 2.20 to 1.00
2	>2.20 to 1.00 but	1.00%	0%	1.25%	0.25%
	= 2.40 to 1.00
1	> 2.40 to 1.00	0.75%	0%	1.00%	0.25%

“Financials” means the annual or quarterly financial statements of the Domestic Borrower delivered pursuant to Section 6.1 of the Credit Agreement.

The applicable margins and fees shall be determined in accordance with the foregoing table based on the Domestic Borrower’s most recent Financials. Adjustments, if any, to the applicable margins fees shall be effective five Business Days after the Agent has received the applicable Financials. If the Domestic Borrower fails to deliver the Financials to the Agent at the time required pursuant to the Credit Agreement, then the applicable margins and fees shall be the highest applicable margins and fees set forth in the foregoing table until five days after such Financials are so delivered.